Exhibit 10.4

LEASE

BETWEEN

MICROSOFT CORPORATION,

AS LANDLORD

AND

GENERAL AMERICA CORPORATION,

AS TENANT

LEASE BETWEEN

MICROSOFT CORPORATION,

AS LANDLORD

AND

GENERAL AMERICA CORPORATION,

AS TENANT

5.5	Hazardous Substances	11
5.6	Signs	12

SECTION VI - UTILITIES AND OTHER CHARGES		12
6.1	Utilities	12
6.2	Licenses and Taxes	12
6.3	Electrical and Telecommunications Wires	12

SECTION VII - DEPOSIT		12
7.1	Deposit	12

SECTION VIII - COMPLETION AND ALTERATIONS		12
8.1	Delivery of Premises	12
8.2	Alterations by Tenant	13

SECTION IX - MAINTENANCE OF PREMISES		13
9.1	Maintenance and Repairs by Tenant	13
9.2	Failure to Maintain	13
9.3	Maintenance and Repairs by Landlord	14
9.4	Surrender of Premises	14

SECTION X - TRAFFIC		14
10.1	Trip Cap Agreement	14
10.2	Adjustment of Tenant’s Trip Cap Allocation	15
10.3	Monitoring and Compliance	15

SECTION XI - INSURANCE AND INDEMNITY		15
11.1	Indemnification	15
11.2	Insurance	16
11.3	Landlord’s Insurance	16
11.4	Waiver of Subrogation	16

SECTION XII - ASSIGNMENT AND SUBLETTING		17
12.1	Assignment or Sublease	17
12.2	Assignment by Landlord	17

SECTION XIII - DESTRUCTION OF PREMISES		17
13.1	Partial Destruction	17
13.2	Total Destruction	17
13.3	Limitation	17

SECTION XIV - EMINENT DOMAIN		18
14.1	Total Taking	18
14.2	Partial Taking	18
14.3	Damages	18

SECTION XV - DEFAULT OF TENANT		18
15.1	Defaults	18

15.2	Legal Expenses	20
15.3	Remedies Cumulative; Waiver	20

SECTION XVI - ACCESS BY LANDLORD; DEFAULT OF LANDLORD		20
16.1	Right of Entry	20
16.2	Default of Landlord	20

SECTION XVII - SURRENDER OF PREMISES		20
17.1	Surrender of Possession	20
17.2	Holding Over	20

SECTION XVIII - QUIET ENJOYMENT		21
18.1	Landlord’s Covenant	21

SECTION XIX - MISCELLANEOUS		21
19.1	Notices	21
19.2	Successors or Assigns	21
19.3	Brokerage Commissions	21
19.4	Partial Invalidity	21
19.5	Recording	21
19.6	Subordination; Notice to Lender; Estoppel	21
19.7	Liability of Landlord	22
19.8	Force Majeure	22
19.9	Authority	22
19.10	Headings	22
19.11	Gender	22
19.12	Counterparts	22

SECTION XX - EXECUTION OF LEASE		22
20.1	Intentionally Omitted	22

SECTION XXI - ENTIRE AGREEMENT - APPLICABLE LAW		22
21.1	Entire Agreement - Applicable Law	22

EXHIBITS

A	Legal Description of Premises
B	Site Plan
C	Legal Description of Project
D-1	Boundary of Rainier CMR (first floor)
D-2	Boundary of Rainier CMR (second floor)

LEASE

THIS LEASE is made as of the 31st day of May, 2006, by and between MICROSOFT CORPORATION, a Washington corporation (“Landlord”), and GENERAL AMERICA CORPORATION, a Washington corporation (“Tenant”).

For and in consideration of the mutual promises, covenants and conditions set forth in this Lease, Landlord and Tenant agree as follows:

SECTION I - LEASE DATA AND EXHIBITS

1. Lease Data. The following definitions shall apply for purposes of this Lease, except as otherwise specifically modified herein:

1.1 Premises. The real property that is legally described on Exhibit A attached hereto (the “Real Property”), as depicted on the site plan attached hereto as Exhibit B, inclusive of all buildings and other improvements depicted thereon (the “Premises”).

The Premises includes three (3) office buildings (the “Office Buildings”), one (1) warehouse building (the “Warehouse Building”), and one (1) parking structure, except that with respect to the Rainier Building, the office portions of the Rainier Building consisting of 152,935 net rentable square feet are not included in the Premises, and only the cafeteria, meeting rooms, mail room, training rooms, gift shop, copy center, salon, and “magic wardrobe” portions of the Rainier Building, consisting of 34,624 net rentable square feet (the “Rainier CMR”), are included in the Premises. The boundary between the office portions of the Rainier Building and the Rainier CMR is shown on the partial floor plans of the Rainier Building attached hereto as Exhibits D-1 (first floor) and D-2 (second floor). Occupants of the office portions of the Rainier Building and occupants of the Rainier CMR will not have access across that boundary, subject to fire code and other legal requirements. However, Tenant agrees to cooperate with Landlord to permit deliveries to the office portions of the Rainier Building from the loading docks on the first level through the Rainier CMR, subject to Tenant’s security requirements. The Office Buildings and Warehouse Building are referred to collectively as the Premises Office and Warehouse Buildings. The Office Buildings consist of 360,920 net rentable square feet of office space and the Warehouse Building includes 35,325 square feet of office space (for a total of 396,245 net rentable square feet of office space) (the “Office Space”) and the warehouse building includes 70,649 net rentable square feet of warehouse space (the “Warehouse Space”).

1.2 Commencement Date. The term of this Lease shall commence upon the date Landlord acquires title to the Real Property from Tenant.

1.3 Term. With respect to the Pacific Building the Term shall terminate on December 31, 2006. With respect to the Shasta Building and the Adams Building and the Rainier CMR, (i) if Tenant has elected option 5C (i) under the Third Amendment of Purchase and Sale Agreement dated May 23, 2006 between Landlord and Tenant (the “Third Amendment”) the Term shall terminate on December 31, 2006, provided that if Tenant reimburses the Purchase Price

Increment (as defined in the Third Amendment) in accordance with the Third Amendment Tenant may continue to occupy the Shasta and Adams Buildings until May 31, 2007; and the term of the GAC Lease with respect to the Shasta and Adams Buildings shall terminate on May 31, 2007 or (ii) if Tenant has elected option 5C (ii) under the Third Amendment, the Term shall terminate on May 31, 2007.

1.4 Minimum Rent. Tenant shall pay Minimum Rent in the following monthly amounts:

(a) With respect to all Office Space in the Premises, except for Office Space in the Shasta and Adams Buildings and the Rainier CMR:

$1.50 per rentable square foot per month; and

(b) With respect to all Warehouse Space in the Premises:

$1.00 per rentable square foot per month.

No Minimum Rent shall be payable with respect to Office Space in the Shasta and Adams Buildings, or with respect to the Rainier CMR.

1.5 Use. Tenant shall use the Office Space only for general business office purposes and other purposes permitted by applicable law, shall use the Warehouse Space only for warehouse purposes and other purposes permitted by applicable law, and shall use the balance of the Premises only for parking and other purposes incidental to its use of the Office Space and the Warehouse Space.

1.6 Notice Addresses

Landlord:	Microsoft Corporation One Microsoft Way Redmond, WA 98052 Attention: Chris Owen, General Manager, Real Estate & Facilities Fax No. (425) 936-7329

With copy to:	Tim Osborn Senior Attorney Microsoft Corporation One Microsoft Way, Building 8 Redmond, WA 98052-6399 Fax No. (425) 936-7329

Tenant:	General America Corporation 4300 Brooklyn Avenue NE Seattle, WA 98185 Attn: Corporate Real Estate Fax No. (206) 545-5477

With copy to:	Alston, Courtnage & Bassetti LLP Attn: Michael S. Courtnage 1000 Second Avenue Suite 3900 Seattle, Washington 98104-1045 Fax No. (206) 623-1752

1.7 Project. The Project consists of the real property described in Exhibit C hereto. The balance of the Project located outside of the Premises includes one office building (the “Olympic Building”) and one parking structure (the “West Parking Garage”).

1.8 Exhibits. The following exhibits are made a part of this Lease:

Exhibit A -	Legal Description of Real Property
Exhibit B -	Site Plan
Exhibit C -	Legal Description of Project
Exhibit D-1 -	Boundary of Rainier CMR (first floor)
Exhibit D-2 -	Boundary of Rainier CMR (second floor)

SECTION II - PREMISES

2.1 Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises.

2.2 Landlord’s Reserved Parking Rights. Landlord (as owner of Lot 1, and not as landlord under this Lease) initially reserves the right to use up to 648 parking stalls in the West Parking Garage on Lot 1 (which is located on the Project outside the Premises but is identified on the Site Plan), and shall issue 648 parking passes to its employees and others for that purpose.

2.3 Reductions in Office Space and Warehouse Space. Tenant may cause portions of the Office Space and/or the Warehouse Space to be removed from the Premises (a “Space Reduction”) on the following terms and conditions:

(a) Tenant shall give Landlord not less than thirty (30) days written notice of the effective date of any Space Reduction affecting the Pacific Building;

(b) Space Reductions with respect to the Rainier CMR and the Pacific Building (as so identified on the Site Plan) shall consist of the entire Rainier CMR or the entire Pacific Building, as the case may be; no Space Reductions shall be permitted as to portions of either the Rainier CMR or the Pacific Building;

(c) Space reductions in the Adams Building (as so identified on the Site Plan) or the Shasta Building (as so identified on the Site Plan) shall consist of either the entire Adams Building or Shasta Building, or one or more entire floors in the Adams Building or the Shasta Building.

(d) The effective date of any such Space Reduction (a “Space Reduction Effective Date”) shall be the date Tenant vacates the portion of the Premises involved in the Space

Reduction, including removal of all of Tenant’s trade fixtures, personal property, and equipment, and returns the portion of the Premises so vacated to Landlord in the condition required by section 9.4.

2.4 Consequences of Space Reductions. On the Space Reduction Effective Date, with respect to any Space Reduction:

(a) the Office Space or Warehouse Space affected by the Space Reduction shall no longer be considered part of the Premises, including, without limitation, for purposes of calculating Minimum Rent and Tenant’s Share (as defined in Section 4.3(b)(iii) below) of Project Operating Costs and Building Operating Costs (as defined and allocated in Section 4.3(b)(i) below and Real Property Taxes (as defined in Section 4.3(b)(ii) below);

(b) Tenant’s right to use parking spaces on the Premises shall be reduced at the rate of 2.36 stalls for each 1,000 net rentable square feet of Office Space affected by any Space Reduction (other than a Space Reduction affecting the Pacific Building). A Space Reduction removing the Pacific Building from the Premises shall reduce Tenant’s parking allocation by 154 stalls.

(c) Tenant’s Trip Cap Allocation shall be reduced as provided in Section 10.2.

(d) At such time, if any, as all of the Office Space and all of the Warehouse Space has been removed from the Premises, this Lease shall terminate as to the entire Premises.

2.5 Agreed Net Rentable Square Footage. For purposes of this section II, the parties agree that the following are the net rentable square footages of the buildings and floors identified below:

Rainier Building: 187,559 net rentable square feet of Office Space, of which 34,624 net rentable square feet consists of the Rainier CMR.

Pacific Building: 70,649 net rentable square feet of Warehouse Space and 35,325 net rentable square feet of Office Space

Adams Building

Floor P1:	29,422 net rentable square feet of Office Space

Floor P2:	4,115 net rentable square feet of Office Space

Floor 1:	51,856 net rentable square feet of Office Space

Floor 2:	48,152 net rentable square feet of Office Space

Floor 3:	44,903 net rentable square feet of Office Space

Shasta Building

Floor P1:	14,118 net rentable square feet of Office Space

Floor P2:	816 net rentable square feet of Office Space

Floor 1:	46,476 net rentable square feet of Office Space

Floor 2:	44,640 net rentable square feet of Office Space

Floor 3:	41,798 net rentable square feet of Office Space

2.6 Parking. On the Commencement Date, Tenant shall have the right to use, and shall be issued parking passes for, all parking stalls on the Premises and all those parking stalls located in the West Parking Garage other than (i) those in the West Parking Garage reserved by Landlord pursuant to Section 2.2, and (ii) 361 stalls located in the North Parking Garage, which shall be reserved by Landlord. The number of parking stalls Tenant is entitled to use, and the number of parking passes allocated to Tenant, shall be reduced on each Space Reduction Effective Date as provided in Section 2.4 (b).

2.7 Reserved to Landlord. Landlord reserves all air rights over the Premises (except as otherwise expressly agreed in writing) and the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through the Premises outside that portion of the Premises Office and Warehouse Buildings then constituting the Premises to serve other parts of the Project in locations which will not materially interfere with Tenant’s use thereof or access thereto or its parking rights under this Lease. Landlord shall provide Tenant reasonable prior notice of any such work.

2.8 Changes to Project. Landlord reserves the right at any time to make alterations or additions to the Project located outside that portion of the Premises Office and Warehouse Buildings then constituting the Premises, to expand the Project to include additional phases from time to time; to construct other buildings or improvements in the Project located outside the Premises or located on Lot 5 of the Real Property; and to relocate the various parking and other common areas located outside the Premises; and to grant easements with respect thereto, all to the extent that such will not materially interfere with Tenant’s use of or access to the Premises or the buildings and other improvements located thereon or its parking rights under this Lease.

SECTION III - TERM

3.1 Term. Subject to the provisions of Section 2.4 (c), this Lease shall be for the term specified in Section 1.3 (the “Term”), commencing on the Commencement Date.

SECTION IV - RENT

4.1 Minimum Rent. Tenant shall pay to Landlord at the address specified in Section 1.6, or at such other entity or address as may be specified by Landlord from time to time, without setoff or deduction whatsoever, except as permitted hereunder, as fixed monthly minimum rent during the Term, the amounts set forth in Section 1.4 (“Minimum Rent”). Minimum Rent and other sums due from Tenant under this Lease shall be paid to Landlord by electronic transfer into a financial institutional account designated by Landlord from time to time. Monthly installments of Minimum Rent are due in advance on or before the first day of each month of the Term. Minimum Rent for partial months shall be prorated. The Minimum Rent does not include the Additional Rent payable by Tenant pursuant to this Lease.

4.2 Additional Rent. In addition to Minimum Rent, all other sums to be paid or reimbursed by Tenant to Landlord, whether or not so designated, are “Additional Rent” for the purposes of this Lease. Unless otherwise specifically provided in this Lease, Tenant shall pay Landlord all Additional Rent within ten (10) days after demand. As used herein the term “Rent” refers to both Minimum and Additional Rent.

4.3 Tenant’s Contributions to Operating Expenses and Real Property Taxes. In addition to Minimum Rent Tenant shall pay to Landlord as Additional Rent Tenant’s Share of all “Project Operating Costs”, “Building Operating Costs” and “Real Property Taxes” incurred in connection with the operation of the Project as follows:

(a) Before Lease commencement and each calendar year commencing thereafter, Landlord will notify Tenant in writing of Landlord’s estimate of Tenant’s Share (as defined in Section 4.3(b)(iii) below) of the Project Operating Costs, Building Operating Costs, and Real Property Taxes for the current year. Tenant shall pay such estimated amount in advance, in equal monthly installments, without deduction or offset, on or before the first (1st) day of each calendar month, with the payment of Minimum Rent required pursuant to Section 4.1 above. Following the end of each calendar year, Landlord will compute Project Operating Costs, Building Operating Costs, and Real Property Taxes for such year based on actual costs and, if Tenant’s Share of the amounts due for such year is greater than the amounts already paid by Tenant pursuant to this Section 4.3, Tenant shall pay Landlord the deficiency within thirty (30) days after receiving written notice of such amount from Landlord. If the total amount paid for such year exceeds Tenant’s Share, then if Tenant has cured any Tenant defaults then existing under this Lease, Landlord shall credit such excess to the payment of Additional Rent which may thereafter become due under this Lease; however, upon the expiration or sooner termination of the Term, if Tenant has otherwise complied with all other terms and conditions of this Lease, Landlord shall refund such excess to Tenant. If at any time during a calendar year Landlord obtains additional information regarding costs or expenses of the Real Property, Landlord may at its election adjust the amount of the monthly installments due under this section for the balance of the year to reflect such additional information, by giving Tenant written notice thereof, which notice also shall state the amount of the deficiency, if any, in the prior monthly payments for the calendar year. Tenant shall pay any such deficiency within thirty (30) days of its receipt of the notice and shall make the adjusted monthly payments for the remainder of the calendar year.

(b) For purposes of this Lease:

(i) “Operating Costs” means all expenses actually paid or incurred by Landlord for maintaining, managing, operating, cleaning, repairing, replacing and administering the Project (but not the Premises Office and Warehouse Buildings or the Olympic Building located thereon) or dealing with safety and security related thereto, and the personal property used in conjunction therewith, including without limitation, the costs of common refuse collection, water, sewer, electricity, gas, heat, air conditioning, fuel, light, fire protection, and other utilities; services; supplies; window washing; snow, garbage, trash and debris removal; traffic control costs, fire protection, life safety and security services and systems; gardening and landscape maintenance; parking and drive area resurfacing and restriping; services of independent contractors; compensation (including employment taxes and fringe benefits) of all persons who perform duties directly in connection with the operation, management, maintenance, repair, replacement and administration of the Project; costs incurred in connection with compliance with legal requirements; signage costs, other than for signs belonging to individual tenants; insurance premiums and charges for all insurance carried with respect to the Project and all deductibles with respect thereto; bond premiums and charges; association fees and dues; the Project’s share of expenses under easement, cross-easement or like agreements benefiting the Project; license and permit costs and governmental fees and charges, including inspection fees; subsidies, mitigation and other payments required by public and quasi-governmental bodies, including those for traffic management requirements; professional management fees (not to exceed one and one-half percent (1 1/2%)) of gross Premises income easement and license fees; reserves for roof repairs; legal and accounting expenses directly attributable to the Project and other expenses or charges whether or not hereinabove described which, in accordance with generally accepted accounting and management practices, would be considered an expense of maintaining, managing, operating, cleaning, repairing, replacing and administering the Project.

“Building Operating Costs” shall mean the utility costs attributable to the Premises Office and Warehouse Buildings, to the extent not paid directly by Tenant under the terms of Section 6.1; maintenance and repair costs related solely to the Premises Office and Warehouse Buildings; supplies related solely to the Premises Office and Warehouse Buildings; refuse removal services attributable solely to the Premises Office and Warehouse Buildings (if separately billed); and life safety systems costs related solely to the Premises Office and Warehouse Buildings. All other costs falling within the definition of Operating Costs that are not part of Building Operating Costs are Project Operating Costs:

Notwithstanding the foregoing, the following items shall be excluded or deducted, as the case may be, from the calculation of Tenant’s share of Operating Costs:

(1) Leasing commissions, fees and costs, advertising and promotional expenses and other costs incurred in procuring tenants for or in selling any Building in the Project or the Project;

(2) Legal fees except those incurred directly in connection with Landlord’s operation and maintenance of the Project (other than the maintenance of the Building thereon);

(3) Costs of renovating or otherwise improving or decorating space for any tenant or other occupant of the Project, including Tenant, or relocating any tenant;

(4) Financing costs including interest and principal amortization of debts and the costs of providing the same;

(5) Depreciation other than amortization of the cost of any alterations, additions, changes, repairs, replacements or other items which, under generally accepted accounting principles, are properly classified as capital items, except that such costs as capitalized shall be amortized on a straight-line basis over the useful life of the item in question with the annual amortization to be included as part of Operating Costs.

(6) Rental on ground leases or other underlying leases and the costs of providing the same;

(7) Wages, bonuses and other compensation of employees above the grade of Building manager, and fringe benefits other than insurance plans and tax-qualified benefit plans;

(8) Any liabilities, costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling of asbestos or other hazardous or toxic materials or substances and the cost of defending against claims in regard to the existence or release of Hazardous Substances or materials at the Project (except with respect to those costs for which Tenant is otherwise responsible pursuant to the express terms of this Lease);

(9) Costs of any items for which Landlord is or is entitled to be paid or reimbursed by insurance;

(10) Increases in insurance or Real Property Taxes specifically identifiable as due to any tenant of the Olympic Building or other tenant of the Project;

(11) Charges for electricity, water, or other utilities, services or goods and applicable taxes for which Tenant or any other tenant, occupant, person or other party is obligated to pay directly to the utility or to reimburse Landlord and which are not payable as part of the general reimbursement of Operating Costs;

(12) Cost of any HVAC, janitorial or other services provided to other tenants after regular business hours;

(13) Cost of installing, operating and maintaining any specialty service, such as an observatory, broadcasting facilities, child or daycare, luncheon club or athletic or recreation club;

(14) Cost of any work or service performed on an extra cost basis for any tenant in the Project;

(15) Cost of any work or services performed for any facility other than the Buildings that form part of the Premises or Project;

(16) Any cost representing an amount paid to a person, firm, corporation or other entity related to Landlord that is in excess of the amount which would have been paid in the absence of such relationship;

(17) Any cost of painting or decorating any interior parts of any Building in the Project;

(18) Costs of relamping all light fixtures in non-public areas of the Project including, without limitation, labor and materials for light tubes, bulbs, starters, ballasts and their equivalents;

(19) Any cost associated with operating an off-site management office for any Building in the Project or for the Project;

(20) Landlord’s general overhead and any other expense not directly attributable to operation and management of the Project (e.g., the activities of Landlord’s officers and executives or professional development expenditures);

(21) Cost of initial cleaning and rubbish removal from the Premises or Project to be performed before delivery of the Premises to Tenant;

(22) Cost of initial landscaping of the Project;

(23) Costs of any mitigation fees, impact fees, subsidies, tap-in fees, connection fees or similar one time charges or costs (however characterized), imposed or incurred in connection with undertaking the initial Project or any expansion of the Project;

(24) Any fees, costs or expenditures incurred in connection with negotiations, disputes and claims of other tenants or occupants of the Project;

(25) Cost of any items that, under generally accepted accounting principles, are properly classified as capital expenses, except to the extent Landlord is expressly allowed to recover such costs under this Lease;

(26) Lease payments for rental equipment (other than equipment for which depreciation is properly charged as an expense) that would constitute a capital expenditure if the equipment were purchased;

(27) Cost of the initial stock of tools and equipment for operation, repair and maintenance of the Project;

(28) Late fees or charges incurred by Landlord due to late payment of expenses;

(29) Cost of acquiring, securing, cleaning or maintaining sculptures, paintings and other works of art;

(30) Real Property Taxes or taxes on Landlord’s business (such as income, excess profits, franchise, capital stock, estate, inheritance, etc.);

(31) Costs and expenses incurred in connection with contesting or settlement of any claimed violation of law or requirements of law;

(32) Direct costs or allocable costs (such as Real Property Taxes) associated with parking operations if there is a separate charge to Tenant, other tenants or the public for parking;

(33) Costs incurred in connection with remedying violations of law with respect to those parts of the Project that Landlord is responsible for maintaining and repairing;

(34) Costs incurred in connection with compliance with the local implementation of the National Energy Code, including but not limited to provisions requiring the removal of cable and wires within the Project and Premises (except to the extent such removal is required of Tenant hereunder);

(35) Cost of complying with the ADA, whether such costs are classified as capital items or expenses under generally accepted accounting principles, to the extent that such compliance was required on the date of this Lease;

(36) Charitable or political contributions;

(37) Costs related to public transportation, transit or van pools;

(38) All other items for which another party compensates or pays (other than as part of Operating Costs) so that Landlord shall not recover any item of cost more than once; and

(39) Flowers, balloons or gifts of any type.

(ii) “Real Property Taxes” means all taxes on the Project (including common areas and facilities), and on personal property used in conjunction therewith, and taxes on property of tenants of the Project which have not been paid by such tenants directly to the taxing authority; surcharges; all local improvement and other assessments of every kind and nature levied with respect to the Project and/or the personal property used in connection with the operation of the Project; any taxes levied or assessed in addition to or in lieu of, in whole or in part, such taxes or assessments and any other tax or assessment upon leasing of the Project or rents collected therefrom, other than any federal, state or local net income tax or franchise tax; and all costs incurred by Landlord in contesting taxes or assessments or attempting to reduce such or assessed values.

(iii) “Tenant’s Share” of Project Operating Costs and “Tenant’s Share” of Real Property Taxes means the ratio, from time to time, of (i) the net rentable square footage of space in the Premises Office and Warehouse Buildings then constituting the Premises, to (ii) 838,325. Tenant’s Share of Building Operating Costs means the ratio, from time to time, of (i) the net rentable square footage of space in the Premises Office and Warehouse Buildings then constituting the Premises, to (ii) 619,829.

(c) Not later than one hundred twenty (120) days after the expiration of each calendar year included in the Term, Landlord shall submit to Tenant a detailed written statement, certified by Landlord containing the amount of actual Operating Costs for such calendar year broken down by component of expenses, the amount paid by Tenant towards the Operating Costs, and the amount, if any, Tenant owes Landlord or the amount Landlord owes Tenant as a refund for such year. Tenant or its audit representatives shall have the right to inspect and audit Landlord’s books and records with respect to this Lease no more than once each calendar year or not more than one (1) year after the end of any calendar year during the Term to verify actual Operating Costs for such calendar year. Tenant’s audit representative shall be designated by Tenant. The Landlord’s books and records shall be kept on an accrual basis according to generally accepted accounting principles provided that prepaid items will be amortized to match the period in which the service or benefit is received. If Tenant’s audit of the Operating Costs by Tenant’s audit representative reveals an overcharge of more than five percent (5%), Landlord promptly shall reimburse Tenant for the reasonable out-of-pocket cost of the audit. Any overcharge or underpayment of Operating Costs shall be due from one party to the other within thirty (30) days after the amount of the overcharge or underpayment has been fixed.

4.4 Interest. Interest shall accrue on any payment due under this Lease which is more than ten (10) days past due at the rate of twelve percent (12%) per annum. If the foregoing rate exceeds the maximum rate permitted by applicable law, interest shall accrue at the maximum rate so permitted by law, from the date due until paid on any amount not paid when due.

SECTION V - CONDUCT OF BUSINESS

5.1 Use of Premises. Tenant shall use the Premises only for the purposes stated in Section 1.5. Tenant shall not use or permit the use of the Premises for any other purpose without Landlord’s express prior written consent. Tenant shall promptly comply with such rules and regulations for the Project adopted from time-to-time by Landlord, upon reasonable notice to Tenant so long as such rules and regulations are not inconsistent with the terms of this Lease and are uniformly enforced.

5.2 Appearance of Premises. Tenant shall maintain the Premises Office and Warehouse Buildings (to the extent they remain part of the Premises) in a clean, orderly and neat fashion and shall neither commit waste nor knowingly permit any waste to be committed thereon. Tenant shall not permit any accumulation of trash or refuse on or about the Premises Office and Warehouse Buildings except in covered containers.

5.3 Unlawful Use. Tenant shall not use or knowingly permit the Premises or any part thereof to be used for any purpose in violation of any municipal, county, state or federal law, ordinance, rule or regulation (collectively “Applicable Laws”).

5.4 Liens and Encumbrances. Tenant shall keep the Premises free and clear of all liens and encumbrances arising or growing out of its use and occupancy of the Premises. If any lien is filed against the Real Property as a result of the action or inaction of Tenant or its employees, agents or contractors, Tenant shall within fifteen (15) business days of Landlord’s demand therefor discharge such lien by payment or post a bond sufficient in amount to cause the lien to be removed of record.

5.5 Hazardous Substances. Tenant shall not, without Landlord’s prior written consent, keep any substances designated as, or containing components designated as, hazardous, dangerous,

toxic, or harmful, and/or subject to regulation under any federal, state, or local law, regulation, or ordinance (“Hazardous Substances”) on or about the Premises, except supplies and products normally used in a general business operations (which shall be stored, used, and disposed of in compliance with all Applicable Laws). Tenant shall indemnify, defend and hold Landlord harmless with respect to all claims, suits, causes of action, costs, losses, damages, fines and penalties attributable to Tenant’s release of Hazardous Substances in, on, under, about or from the Premises in violation of Applicable Laws during the Term. Tenant’s obligations under this Section 5.5 shall survive expiration or termination of this Lease.

5.6 Signs. Tenant shall be permitted to retain in place all existing signs on the Premises and, subject to the provisions of Section 8.2, to modify them for its use during the Term.

SECTION VI - UTILITIES AND OTHER CHARGES

6.1 Utilities. Tenant shall pay prior to delinquency for all electricity, telephone, water, gas, sewer, garbage, fire protection and any other utilities which are supplied to the Premises Office and Warehouse Buildings (to the extent they remain a part of the Premises) which are separately metered or submetered to the Premises, and, as part of Building Operating Costs, Tenant’s Share of all other utilities provided to the Premises Office and Warehouse Buildings that are not separately metered or submetered. Tenant shall cooperate with Landlord to allow the electrical service provider access to electrical lines and equipment within the Premises. The Premises are served by data, communications and power cabling located within a subterranean bank/vault (the “Vault”) that serves the entire Project. Landlord and Tenant shall jointly cooperate to develop procedures so that such services can be maintained and access is available to the Vault for work in conjunction therewith.

6.2 Licenses and Taxes. Tenant shall be liable for, and shall pay or cause to be paid throughout the Term, all license and excise fees and occupation taxes covering the business conducted on the Premises during the Term and all personal property taxes levied with respect to all personal property located at the Premises during the Term.

6.3 Electrical and Telecommunications Wires. Tenant shall comply with all Applicable Laws with respect to all wires, cables and similar installations (“Wires”) installed by Tenant within the Premises during the Term.

SECTION VII- DEPOSIT

7.1 Deposit. Intentionally omitted.

SECTION VIII - COMPLETION AND ALTERATIONS

8.1 Delivery of Premises. Landlord is leasing the Premises to Tenant in an AS IS condition. Tenant acknowledges that Landlord has acquired the Premises on the Commencement Date from Tenant, that Tenant has occupied the Premises prior to the Commencement Date and is occupying the Premises on the Commencement Date, and that, accordingly, (i) Landlord has no obligation to Tenant with respect to delivery of possession of the Premises, and (ii) Landlord has no obligations to Tenant with respect to the condition of the Premises Office and Warehouse Buildings on the Commencement Date, including, without limitation, with respect to any defects in the Buildings, latent or patent, or any deferred maintenance of the Premises Office and Warehouse Buildings.

8.2 Alterations by Tenant. Tenant shall not make any Material alterations, additions or improvements in or to the Premises without first submitting to Landlord professionally-prepared plans and specifications for such work and obtaining Landlord’s prior written approval thereof, which approval shall not be unreasonably withheld, delayed or conditioned. For the purposes of this Section 8.2, a “Material” alteration, addition, or improvement shall be any such alteration, addition, or improvement (i) the cost of which will exceed $500,000), or (ii) which will change the exterior appearance or affect the structure or building systems of any of the Premises Office and Warehouse Buildings. Tenant agrees that in view of the relatively short term of this Lease, and Tenant’s rights to effect Space Reductions, it shall not be unreasonable for Landlord to condition Landlord’s approval of any Material alteration, addition, or improvement on Tenant’s agreement to remove such alteration, improvement or addition upon the earlier of (i) the expiration of the term of this Lease, or (ii) the Space Reduction Effective Date with respect to the space in which such alteration, improvement, or addition is located, and to repair any damage to the Premises caused by any such removal. Tenant covenants that it will cause all alterations, additions and improvements to the Premises be performed at Tenant’s sole cost and in good and workmanlike manner consistent with commercial standards for an office park comparable to the Premises, and in the case of Material alterations, additions or improvements in a manner which: (a) is consistent with the Landlord-approved plans and specifications and any conditions reasonably imposed by Landlord in connection therewith; and (b) does not invalidate or otherwise affect the warranties then in effect with respect to the Premises. Tenant shall secure all governmental permits and approvals for, as well as comply with all Applicable Laws in connection with, all alterations, additions and improvements.

SECTION IX - MAINTENANCE OF PREMISES

9.1 Maintenance and Repairs by Tenant. Except for matters which are Landlord’s responsibility under terms of Section 9.3, and except for maintenance attributable to the negligence or wrongful acts of Landlord or its employees, agents, contractors, guests or invitees or its or their breach of applicable law or Landlord’s breach of its obligations under this Lease, Tenant shall at all times keep the interior of the Premises Office and Warehouse Buildings (to the extent they remain a part of the Premises) (including doors and entrances, all windows and molding and trim of all doors and windows) and all partitions, door surfaces and appurtenances thereof, all systems therein, in good order, condition and repair. If Tenant’s maintenance obligations will require it to make any expenditures which are capital in nature, then its share of the cost therefor shall be limited to an amount equal to a portion of such expense that is equal to the percentage that the then remaining Term bears to the Internal Revenue Service determined useful life for the capital expenditure item. Tenant shall not be obligated to perform such capital expenditure work until Landlord provides to Tenant an amount equal to the difference between the cost thereof and Tenant’s share of such cost. Tenant shall maintain and replace all light bulbs, tubes and ballasts within the Premises Office and Warehouse Buildings and provide janitorial service to the Premises Office and Warehouse Buildings (to the extent such are still subject to the terms of this Lease).

9.2 Failure to Maintain. If Tenant fails to keep and maintain the Premises Office and Warehouse Buildings in the condition set forth in Section 9.1, Landlord may, at its option and,

except in the case of emergency, following notice to Tenant and expiration of the applicable cure period, put or cause the same to be put in the condition required thereunder, and Tenant on demand shall pay Landlord the reasonable out-of-pocket cost thereof within ten (10) business days after its receipt of an invoice and supporting documentation therefor.

9.3 Maintenance and Repairs by Landlord. Except for maintenance attributable to the negligence or wrongful acts of Tenant or its employees, agents, contractors, guests or invitees or its or their breach of applicable law or Tenant’s breach of its obligations under this Lease or to alterations, additions or improvements made by Tenant, Landlord shall maintain and repair the roof structure, exterior walls, foundation and building structure of all Premises Office and Warehouse Buildings, all systems serving the Premises Office and Warehouse Buildings, and all of the balance of the Premises located outside those Buildings in a good order, repair and condition during the Term. In the event of an emergency caused by an event posing an immediate danger or injury to persons or damage to property involving any of those items which are Landlord’s obligation to repair under the terms of this Section 9.3, Tenant shall exercise due diligence in attempting to immediately contact Landlord telephonically or by other reasonable means to inform Landlord of the emergency and of the need to take action. If Landlord fails to commence taking action to deal with the emergency problem within twenty four (24) hours after being advised by Tenant thereof, then Tenant may make such repair as it deems necessary to resolve the immediate danger giving rise to the emergency, but not any long term problem, for the account of Landlord. Following Tenant’s completion of such emergency repair work, Landlord shall reimburse Tenant for its reasonable out-of-pocket expenses incurred in performing such repair work within fifteen (15) days following Landlord’s receipt of invoice from Tenant. If Landlord fails to reimburse Tenant within such fifteen (15) day period, then Tenant may offset such amount together with interest at the interest rate set forth in Section 4.4 from the next installment(s) of Rent due.

9.4 Surrender of Premises. At the expiration or sooner termination of this Lease, or upon any Space Reduction Effective Date, Tenant shall return the Premises Warehouse and Office Buildings (or the portion subject to the Space Reduction) to Landlord in the same condition in which received (or, if altered in compliance with the provisions of Section 8.2, then the Premises Warehouse and Office Buildings shall be returned in such altered condition, except that if Landlord conditioned its consent to any alteration, addition, or improvement upon Tenant’s removal of such alteration, addition, or improvement, Tenant shall remove such alteration, addition or improvements to the Premises Office and Warehouse Building upon its surrender of the Premises and repair any damage caused by any such removal) reasonable wear and tear and damage by casualty or condemnation or attributable to Landlord’s breach of this Lease excepted. Prior to such return, Tenant shall remove its trade fixtures, personal property and equipment. Tenant’s obligation to perform this covenant shall survive the expiration or termination of this Lease.

SECTION X – TRAFFIC

10.1 Trip Cap Agreement. Tenant shall cooperate with Landlord in meeting the objectives and complying with the terms and conditions of any Transportation Management Plan (the “Plan”) and the Safeco Trip Cap Agreement recorded under Recording No. 9804290364, as amended by instrument under Recording No. 20040811002098 (and as it may be affected by Section 4(c) of the Second Amendment to Development Agreement recorded under Recording No. 20040811002099) (the “Trip Cap Agreement”). Tenant acknowledges that its share of the PM Peak Hours Trips under the Base Trip Cap of the Trip Cap Agreement is limited to 676 trips (“Tenant’s Trip Cap Allocation”).

10.2 Adjustment of Tenant’s Trip Cap Allocation. Upon each Space Reduction with respect to any building other than the Pacific Building, Tenant’s Trip Cap Allocation shall be reduced at the rate of 1.19 trips for each 1,000 net rentable square feet of Office Space affected by the Space Reduction. If the Space Reduction removes the Pacific Building from the Premises Tenant’s Trip Cap Allocation shall be reduced by 66 trips.

10.3 Monitoring and Compliance. Compliance with the Trip Cap Agreement shall be monitored by an engineer or consultant (the “TCA Consultant”) selected by Landlord (with Tenant’s approval which shall not be unreasonably withheld, delayed or conditioned) under a contract with the City of Redmond (the “City”). The cost of the TCA Consultant’s monitoring shall be shared by Landlord and Tenant in the same ratio as they share the Base Trip Cap. If Tenant is determined by the TCA Consultant to have used trips that exceed Tenant’s Trip Cap Allocation by more than five percent (5%), and if such excess causes there to be a violation of the Trip Cap Agreement, then Tenant shall satisfy the City’s requirements related to such violation (including payment of any monetary penalty, if then applicable) and shall be allocated any increase in the Base Trip Cap to the Adjusted Trip Cap attributable thereto, so long as Tenant complies with the City’s requirements related thereto.

SECTION XI - INSURANCE AND INDEMNITY

11.1 Indemnification.

(a) Except as provided in Section 1l.l(b) Landlord shall not be liable for (a) any loss of or damage to any property (including property of Tenant) occurring in or about the Premises from any cause whatsoever or (b) for interference with light, air, or view. Except as covered by the waiver contained in Section 11.4, Tenant shall indemnify, defend and hold Landlord, its lender(s) (“Lender”), its and their officers, agents, and employees and contractors harmless from all losses, damages, fines, penalties, liabilities and expenses (including reasonable attorneys’ fees and other costs incurred in connection with such claims, regardless of whether claims involve litigation) resulting from any injury to any person or from any loss of or damage to any property attributable to Tenant’s operation or occupation of the Premises or caused by or resulting from any act or omission of Tenant or any subtenant, agent, contractor, licensee, assignee, or concessionaire of Tenant, or of any officer, agent, employee, guest or invitee of any such person in, on or about the Premises.

(b) Except as provided in Section 11.1 (a) Tenant shall not be liable for any loss of or damage to any property (including property of Landlord) occurring in or about the Premises from any cause whatsoever. Except as covered by the waiver contained in Section 11.4 Landlord shall indemnify, defend and hold Tenant, its officers, agents, and employees and contractors harmless from all losses, damages, fines, penalties, liabilities and expenses, (reasonable attorneys’ fees and other costs incurred in connection with such claims, regardless of whether claims involve litigation) resulting from any injury to any person or from any loss of or damage to any property attributable to Landlord’s activities on the Premises or caused by or resulting from any act or omissions of Landlord or any agent, contractor, licensee, assignee, or concessionaire of Landlord, or of any officer, agent, employee, guest or invitee of any such person in, on or about the Premises.

(c) Notwithstanding any of the foregoing, if losses, liabilities, damages, liens, costs and expenses so arising are caused by the concurrent negligence of both Landlord and Tenant, their employees, contractors, agents, invitees and licensees, a party shall indemnify the other only to the extent of the indemnifying party’s own negligence or that of its officers, agents, employees, guests or invitees. The indemnifications provided for in this Section 11.1 with respect to acts or omissions during the term of this Lease shall survive termination or expiration of this Lease. Landlord and Tenant shall promptly notify the other of casualties or accidents occurring in or about the Premises. LANDLORD AND TENANT ACKNOWLEDGE THAT THE INDEMNIFICATION PROVISIONS OF THIS SECTION 11.1 WERE SPECIFICALLY NEGOTIATED AND AGREED UPON BY THEM.

11.2 Insurance. During the Term Tenant shall, at its own expense, maintain commercial general liability insurance with minimum limits of Five Million Dollars ($5,000,000) per occurrence and annual aggregate. Landlord and Lender shall be named as additional insureds and shall be furnished with a certificate of such policy or policies of insurance which shall bear an endorsement that the same shall not be canceled nor materially reduced in coverage or limits without thirty (30) days prior written notice to Landlord and Lender. During the Lease term, Tenant shall also maintain at its own expense insurance covering its furniture, fixtures, equipment and inventory on the Premises in an amount equal to the full insurable value thereof, against fire and such other perils as are covered by an all risk policy. All insurance required under this Lease shall (a) be issued by insurance companies authorized to do business in the State of Washington and having a financial rating of at least A, Class X status, as rated in the most recent edition of Best’s Insurance Reports, or with companies otherwise acceptable to Landlord; and (b) be issued as a primary policy, or under the blanket policy, not contributing with and not in excess of coverage which Landlord may carry.

11.3 Landlord’s Insurance. Landlord shall maintain such property and liability insurance relating to the Real Property as it deems prudent, and, so long as Microsoft Corporation is the Landlord, may self insure all such risks to the extent it deems appropriate.

11.4 Waiver of Subrogation. Notwithstanding anything to the contrary contained herein, neither Landlord nor Tenant shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring the property of the other party for any loss or damage to any building, structure or tangible personal property of the other occurring in or about the Premises, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees, if such loss or damage is covered by property insurance benefiting the party suffering such loss or damage or was required to be covered by property insurance under terms of this Lease or if the party was self-insuring as to such loss as permitted under this Lease. Each party shall cause each insurance policy obtained by it insuring its property to contain such a waiver of subrogation clause.

SECTION XII - ASSIGNMENT AND SUBLETTING

12.1 Assignment or Sublease. Except for existing subtenants and for subleases to Tenant’s affiliates, Tenant may not sublet the whole or any part of the Premises or assign or encumber its interest hereunder without the prior written consent of Landlord.

12.2 Assignment by Landlord. If Landlord sells or otherwise transfers the Premises, or if Landlord assigns its interest under this Lease (other than for security purposes) and such purchaser, transferee or assignee assumes Landlord’s obligations hereunder arising thereafter, Landlord shall thereupon be relieved of all liabilities hereunder which accrue as to periods thereafter, but this Lease shall otherwise remain in full force and effect.

SECTION XIII - DESTRUCTION OF BUILDINGS

13.1 Partial Destruction. If any of the Premises Office or Warehouse Buildings, or any parking structure on the Premises (a “Building” for purposes of Sections XIII and XIV) is rendered partially untenantable by fire or other casualty, and if the damage is repairable within one hundred twenty (120) days from the date of the occurrence (with the repair work and preparations therefore to be done during regular working hours on regular work days), Landlord shall repair the Building so damaged with due diligence and Rent shall be abated in the proportion that the untenantable portion of the Premises Office or Warehouse Building, as the case may be, bears to the whole thereof for the period from the date of the casualty to the completion of the repairs (or in the case of damage to a parking structure, on an equitable basis in proportion to the effect that the loss of use thereof has on Tenant’s operations on the Premises).

13.2 Total Destruction. If any of the Buildings is completely destroyed or destroyed by fire or other casualty to such an extent that the damage cannot be repaired within one hundred twenty (120) days of the occurrence, Landlord shall have the option to restore the Building or to terminate this Lease with respect to such Building by written notice given to Tenant within thirty (30) days after the casualty, with any termination with respect to such Building to be effective thirty (30) days after Landlord’s notice. Notwithstanding the foregoing, if Landlord’s election not to restore a parking structure would render the Premises in violation of parking requirements under applicable zoning codes, Landlord may elect not to restore such structure only if alternate parking is provided on the Real Property sufficient to bring the Premises into compliance with such requirements. If Landlord elects to restore a Building, it shall commence and prosecute the restoration work with diligence after obtaining required governmental consents and permits. For the period from the date of the casualty until completion of the repairs (or the date of termination of this Lease with respect to the damaged Building, if Landlord elects not to restore the Building), Rent shall be abated in the same proportion that the untenantable portion of the Premises Office or Building, as the case may be, bears to the whole thereof (or in the case of damage to a parking structure, on an equitable basis in proportion to the effect that the loss of use thereof has on Tenant’s operations on the Premises).

13.3 Limitation. Landlord shall not be liable to Tenant for destruction or damage to any of Tenant’s property including fixtures, equipment and other improvements, or for damages or compensation for inconvenience, loss of business or disruption arising from damages to or repairs or restoration of any portion of the Premises.

SECTION XIV - EMINENT DOMAIN

14.1 Total Taking. If any Building is taken by eminent domain, this Lease shall terminate as to such Building as of the date Tenant is required to vacate the Building, and Rent shall be paid to that date. If the Premises or all of the Buildings are taken by eminent domain, this Lease shall terminate as of the date Tenant is required to vacate the Buildings or Premises, and rent shall be paid to that date. The term “eminent domain” shall include the taking or damaging of property by, through or under any governmental or statutory authority, and any purchase or acquisition in lieu thereof, whether the damaging or taking is by government or any other person.

14.2 Partial Taking. In the event of a taking of any part of any Building or required parking therefor or access thereto by eminent domain, this Lease may, at the option of either Landlord or Tenant, be terminated as to such Building by written notice given to the other party not more than thirty (30) days after Landlord receives notice (and provides Tenant written notice) of the taking, and such termination shall be effective as of the date when Tenant is required to vacate the portion of the Building so taken. If this Lease is so terminated as to such Building, all Rent with respect to such Building shall be paid to the date of termination. Whenever any portion of any Building is taken by eminent domain and this Lease is not terminated, Landlord shall at its expense proceed with all reasonable dispatch to restore the remainder of that Building to a structurally sound condition. Rent payable hereunder with respect to a Premises Office or Warehouse Building shall be equitably reduced from the date Tenant is required to partially vacate such Premises Office or Warehouse Building.

14.3 Damages. Landlord reserves all right to the entire damage award or payment for any taking by eminent domain or a transfer in lieu thereof, and Tenant waives all claim whatsoever against Landlord for damages for termination of its leasehold interest in the Premises or for interference with its business as a result of such taking. Except as noted in the next sentence, Tenant hereby grants and assigns to Landlord any right Tenant may now have or hereafter acquire to such damages and agrees to execute and deliver such further instruments of assignment as Landlord may from time to time request. However, Tenant shall have the right to prosecute its own claim against the condemning authority and to receive from the condemning authority damages attributable to interference with Tenant’s operations on the Premises, for its moving and relocation costs and for any taking of Tenant’s furniture, trade fixtures and other personal property.

SECTION XV - DEFAULT OF TENANT

15.1 Defaults.

(a) Time is of the essence of this Lease. Tenant shall be in default under this Lease if (i) Tenant violates or breaches or fails to keep or perform any covenant, term or condition of this Lease, or (ii) Tenant files or is the subject of a petition in bankruptcy, (iii) a trustee or receiver is appointed for Tenant’s assets, (iv) Tenant makes an assignment for the benefit of creditors. If the Tenant default is the nonpayment of Rent under this Lease, Tenant shall have five (5) business days after written notice to cure the default. If the Tenant default above is something other than nonpayment of Rent due under this Lease, Tenant shall have thirty (30) days following receipt of written notice from Landlord within which to cure any such default; provided, if the nature of the default is such that the same cannot reasonably be cured within such thirty (30) day period, the cure period shall be extended for so long as may be reasonably necessary to cure the default so long as Tenant commences the cure within the initial thirty (30) day period and thereafter diligently prosecutes the cure to completion in good faith.

(b) If a default is not cured within the applicable cure period, if any, Landlord shall have the following rights and remedies, at its option which shall not be exclusive, but shall be cumulative and in addition and supplemental to any and all other rights and/or remedies that Landlord may have at law or if equity: (1) to declare the term hereof ended and to reenter the Premises and take possession thereof and remove all persons therefrom, and Tenant shall have no further claim thereon or hereunder; or (2) without declaring this Lease terminated, to reenter the Premises and occupy the whole or any part thereof for and on account of Tenant and to collect any unpaid Rent, which have become payable, or which may thereafter become payable; or (3) even though it may have reentered the Premises, to thereafter elect to terminate this Lease and all of the rights of Tenant in or to the Premises. If Landlord reenters the Premises under option (2) above, Landlord shall not be deemed to have terminated this Lease or the liability of Tenant to pay any Rent thereafter accruing, or to have terminated Tenant’s liability for damages under any of the provisions hereof, by any such reentry or by any action, in unlawful detainer or otherwise, to obtain possession of the Premises, unless Landlord shall have notified Tenant in writing that it has so elected to terminate this Lease, and Tenant further covenants that the service by Landlord of any notice pursuant to the unlawful detainer statutes and the surrender of possession pursuant to such notice shall not (unless Landlord elects to the contrary at the time of or at any time subsequent to the serving of such notices and such election is evidenced by written notice to Tenant) be deemed to be a termination of this Lease. In the event of any entry or taking possession of the Premises, Landlord shall have the right, but not the obligation, to remove therefrom all or any part of the personal property located therein and may place the same in storage at a public warehouse at the expense and risk of Tenant.

(c) If Landlord elects to terminate this Lease pursuant to the provisions of options (1) or (3) in Section 15.l(b), Landlord may recover from Tenant as damages, the following: (i) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment that Landlord proves was proximately caused by Tenant’s failure to perform its obligations under this Lease. As used in items (i) and (ii) above, the “worth at the time of award” is computed by allowing interest at the interest rate specified in Section 4.4 hereof. As used in item (iii) above, the “worth at the time of award” is computed by using a discount rate of five percent (5%).

(d) For all purposes of this Section 15.1 only, all such sums, other than Minimum Rent, shall, for the purpose of calculating any amount due under the provisions of item (iii) in Section 15.1(c), be computed on the basis of the average monthly amount thereof accruing during the immediately preceding twelve (12) month period, except that if it becomes necessary to compute such Additional Rent before such a twelve (12) month period has occurred then such Additional Rent shall be computed on the basis of the average monthly amount hereof accruing during such shorter period.

15.2 Legal Expenses. If any litigation arises in connection with the Lease, the prevailing party shall be entitled to reimbursement from the non-prevailing party for the prevailing party’s reasonable costs and attorneys’ fees incurred in connection therewith or in preparation therefor, including those incurred in bankruptcy court and on appeal.

15.3 Remedies Cumulative; Waiver. Landlord’s remedies hereunder are cumulative, and Landlord’s exercise of any right or remedy due to a default or breach by Tenant shall not be deemed a waiver of, or alter, affect or prejudice any other right or remedy which Landlord may have under this Lease or by law. Neither the acceptance of rent nor any other acts or omissions of Landlord at any time or times after the happening of any event authorizing the cancellation or forfeiture of this Lease shall operate as a waiver of any past or future violation, breach or failure to keep or perform any covenant, agreement, term or condition hereof or to deprive Landlord of its right to cancel or forfeit this Lease, upon the written notice provided for herein, for any default, or be construed so as at any future time to estop Landlord from promptly exercising any other option, right or remedy that it may have under any term or provision of this Lease.

SECTION XVI - ACCESS BY LANDLORD; DEFAULT OF LANDLORD

16.1 Right of Entry. Landlord and its agents shall have the right to enter the Premises Office and Warehouse Buildings at any time following two (2) business days prior notice to Tenant, to examine the same, to show them to prospective purchasers or lenders or to perform Landlord’s obligations under this Lease; provided, in an emergency, no advance notice shall be required. If requested by Tenant, a Tenant representative shall accompany Landlord.

16.2 Default of Landlord. If Landlord defaults in the performance of any covenant required to be performed by Landlord, Tenant may give Landlord a written notice specifying the default. Subject to Tenant’s emergency rights under terms of Section 9.3, if Landlord does not remedy the default within thirty (30) days following receipt thereof or, in the case of a default which reasonably requires more than thirty (30) days to cure, if Landlord has not commenced to promptly remedy the same within thirty (30) days following receipt thereof and be diligently and continuously prosecuting such cure, then Tenant may pursue self-help or any other remedy available at law or in equity.

SECTION XVII - SURRENDER OF PREMISES

17.1 Surrender of Possession. Tenant shall promptly yield and deliver to Landlord possession of the Premises upon the expiration or earlier termination of this Lease in compliance with the provisions of Section 9.4.

17.2 Holding Over. If Tenant holds over after the end of the Term with Landlord’s prior written consent, such shall be as a tenancy from month to month on the terms and conditions set forth herein. Any holding over by Tenant after the expiration of the term hereof without Landlord’s prior written consent shall be deemed to be a tenancy at will, terminable at any time by Landlord at a rental rate equal to one and one-half (1 1/2) times the rental rate in effect on the date of expiration of the Term, prorated on a daily basis, and otherwise on the terms, covenants and conditions of this Lease to the extent applicable. Tenant shall be liable for all damages suffered by Landlord if Tenant holds over without Landlord’s prior written consent.

SECTION XVIII - QUIET ENJOYMENT

18.1 Landlord’s Covenant. Tenant, upon fully complying with and promptly performing all of the terms, covenants, and conditions of this Lease on its part to be performed, shall have and quietly enjoy the Premises free from claims arising by, through or under Landlord, but not otherwise, for the Term, if Tenant’s performance of such terms, covenants, and conditions continues for such period, subject, however, to matters of record on the date hereof.

SECTION XIX - MISCELLANEOUS

19.1 Notices. Any notices required in accordance with any of the provisions herein shall be in writing and delivered, sent by fax, overnight courier or mailed by registered or certified mail to Landlord and Tenant at the addresses set forth in Section 1.6, or to such other address as a party shall from time to time advise the other party by a written notice given in accordance with this Section 19.1. If mailed, a notice shall be deemed received three (3) business days after the postmark affixed on the envelope by the United States Post Office, unless sooner received or rejected.

19.2 Successors or Assigns. All of the terms, conditions, covenants and agreements of this Lease shall extend to and be binding upon Landlord, Tenant and, subject to the terms of Section 12.1 hereof, their respective heirs, administrators, executors, successors and permitted assigns, and upon any person or persons coming into ownership or possession of any interest in the Premises by operation of law or otherwise, and shall be construed as covenants running with the land.

19.3 Brokerage Commissions. Each party agrees to indemnify and hold the other party harmless from all liabilities and claims for brokerage commissions or finder’s fees growing out of agreements which the first party has made with persons or entities relative to this Lease.

19.4 Partial Invalidity. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance is, to any extent, invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

19.5 Recording. Tenant shall not record this Lease without the prior written consent of Landlord. However, upon either party’s request, both parties shall execute a memorandum of this Lease, in a form customarily used for such purpose of recordation. The memorandum shall describe the parties, the Premises and the term of this Lease and shall incorporate the other terms of this Lease by reference.

19.6 Subordination; Notice to Lender; Estoppel.

(a) Unless otherwise designated by Landlord, this Lease shall be subordinate to all existing or future mortgages and deeds of trust on the Real Property, and to any extensions, renewals or replacements thereof so long as the lender agrees that so long as Tenant is not in default under this Lease beyond the applicable cure period, Tenant’s occupancy of the Premises under this Lease and its rights hereunder will not be disturbed, and Tenant will not be joined by the holder of any mortgage or deed of trust in any action or proceeding to foreclose thereunder, except for joinder where such is necessary for jurisdictional reasons. Tenant agrees to attorn to Landlord’s successor following any foreclosure sale or transfer in lieu thereof.

(b) Within ten (10) business days of Landlord’s request therefor, Tenant shall promptly execute and deliver to third parties designated by Landlord an estoppel certificate or letter that correctly recites the facts with respect to the Lease and its existence, terms and status.

19.7 Liability of Landlord. Tenant covenants that it shall look solely to Landlord’s interests in the Premises (including without limitation the rents, issues and profits and sale and insurance proceeds from the Premises) for the satisfaction of any judgment or decree against Landlord based upon any default under this Lease; agrees that no other property or assets of the Landlord (or its members) shall be subject to levy, execution or other enforcement procedures for satisfaction of any such judgment or decree; and agrees that no member in Landlord shall be named in any such action or proceeding.

19.8 Force Majeure. Neither party shall be deemed in default hereof nor liable for damages arising from its failure to perform its duties or obligations hereunder if such is due to causes beyond its reasonable control, including, but not limited to, acts of God, acts of civil or military authorities, acts of terrorism, embargoes, fires, floods, windstorms, earthquakes, strikes, lockouts, boycotts or other labor disturbances, civil disturbances or commotion or war; provided that the foregoing shall not excuse a party from the performance of its payment obligations under this Lease when stated herein.

19.9 Authority. Landlord and Tenant each represent and warrant to the other that it has the power and authority to enter into this Lease and that the person(s) signing this Lease on its behalf were duly authorized to do so.

19.10 Headings. The headings in this Lease are for convenience only and do not in any way limit or affect the terms and provisions hereof.

19.11 Gender. Wherever appropriate in this Lease, the singular shall be deemed to refer to the plural and the plural to the singular, and pronouns of certain genders shall be deemed to include either or both of the other genders.

19.12 Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original, but which when taken together shall constitute one and the same instrument.

SECTION XX – INTENTIONALLY OMITTED

20.1 Intentionally Omitted.

SECTION XXI - ENTIRE AGREEMENT - APPLICABLE LAW

21.1 Entire Agreement - Applicable Law. This Lease and the Exhibits attached hereto, and by this reference incorporated herein, set forth the entire agreement of Landlord and Tenant concerning the Premises, and there are no other agreements or understanding, oral or written, between Landlord and Tenant concerning the Premises. Any subsequent modification or amendment of this Lease shall be binding upon Landlord and Tenant only if reduced to writing and signed by them. This Lease shall be governed by, and construed in accordance with the laws of the State of Washington.

DATED as of the day and year first written above.

LANDLORD:

MICROSOFT CORPORATION, a Washington corporation

By	/s/ Chris R. Owens
Its General Manager, Real Estate & Facilities

TENANT:

GENERAL AMERICA CORPORATION, a Washington corporation

By	/s/ Michael LaRocco
Its President & Chairman

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

On this 23rd day of May, 2006, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn personally appeared Chris R. Owens, known to me to be the General Manager, Real Estate & Facilities of Microsoft Corporation, the entity that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of entity, for the purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

/s/ Allison C. Gubata
Signature

Allison C. Gubata
Print Name
NOTARY PUBLIC in and for the State of
Washington, residing at Kirkland.
My commission expires 9-29-08.

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

On this 23rd day of May, 2006, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn personally appeared Michael E. LaRocco, known to me to be the President & Chairman of GENERAL AMERICA CORPORATION, the corporation that executed the foregoing instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for the purposes therein mentioned, and on oath stated that he/she was authorized to execute said instrument.

I certify that I know or have satisfactory evidence that the person appearing before me and making this acknowledgment is the person whose true signature appears on this document.

WITNESS my hand and official seal hereto affixed the day and year in the certificate above written.

/s/ Jill M. Brown
Signature

Jill M. Brown
Print Name
NOTARY PUBLIC in and for the State of
Washington, residing at Seattle.
My commission expires 3-7-10